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                                                                    EXHIBIT 5.1

                     [LETTERHEAD OF KATTEN MUCHIN ZAVIS]

November 7, 2000


Re: VDI MULTIMEDIA 1996 STOCK INCENTIVE PLAN

Ladies and Gentlemen:

     We have acted as counsel to VDI MultiMedia (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of VDI MultiMedia's common stock, no par value (the "Shares"), which may be issued upon exercise of options granted in connection with the above-reference plan (the "Plan"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the proposed issuance of the common stock, the Restated Articles of Incorporation of the Company, as amended, the Bylaws of the Company, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

     Based upon that review, it is our opinion that the Shares when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable under the California Corporations Code.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

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November 7, 2000
Page 2



     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

                                        Very truly yours,

                                        /s/ Katten Muchin Zavis